Exhibit 10.4

SALLY BEAUTY HOLDINGS
2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT
FOR EMPLOYEES

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of                                        , 2007 by and between Sally Beauty Holdings, Inc. (the “Company”) and                                            (“Employee”).

1.             GRANT OF RESTRICTED SHARES.  Pursuant to the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan (the “Plan”) Employee is hereby awarded                         shares (the “Restricted Shares”) of Common Stock.  All of the Restricted Shares shall be subject to the prohibition on the transfer of the Restricted Shares and the obligations to forfeit the Restricted Shares to the Company as set forth in Section 3 of this Agreement (“Forfeiture Restrictions”).

2.             EFFECT OF THE PLAN.  The Restricted Shares awarded to Employee are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan.  The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Employee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Employee hereunder, and this Award shall be subject, without further action by the Company or Employee, to such amendment, modification, restatement or supplement unless provided otherwise therein.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

3.             RESTRICTIONS.  Employee hereby accepts the Award of the Restricted Shares and agrees with respect thereto as follows:

(a)           No Transfer.  Unless otherwise determined by the Committee and provided in this Agreement or the Plan, the Restricted Shares shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of decent and distribution.  The Forfeiture Restrictions shall be binding upon and enforceable against any permitted transferee of the Restricted Shares.  The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan, or (ii) to treat as owner of such Restricted Shares, or accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which such Restricted Shares shall have been so transferred in violation of any of the provisions of this Agreement or the Plan.

(b)           Restrictive Legend.  Employee agrees that in the event any stock certificate is issued in respect of the Restricted Shares while such shares are still subject to the

Forfeiture Restrictions such certificate shall bear the following legend with respect to the Forfeiture Restrictions applicable to such Award:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan and an agreement between the registered owner and Sally Beauty Holdings, Inc. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void without effect.

(c)           Forfeiture of Restricted Shares.  If Employee terminates service with the Company and its Subsidiaries prior to                              (the “Restriction Lapse Date”) for any reason other than Employee’s death or Disability, then Employee (or Employee’s estate, as applicable) shall, for no consideration, forfeit to the Company all Restricted Shares.  If after the Restriction Lapse Date Employee terminates service with the Company and its Subsidiaries for any reason other than Employee’s death or Disability, then Employee shall, for no consideration, forfeit to the Company all Restricted Shares with respect to which the Forfeiture Restrictions have not lapsed pursuant to paragraph (d) of this Section 3 as of the effective date of such termination of service.  Notwithstanding the forgoing, the Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, provide for the acceleration of the vesting of the Restricted Shares, eliminate or make less restrictive any restrictions contained in this Agreement, waive any restriction or other provision of the Plan or this Agreement or otherwise amend or modify this Agreement in any manner that is either (i) not adverse to Employee, or (ii) consented to by Employee.

(d)           Lapse of Forfeiture Restrictions.  If Employee provides continuous, eligible service to the Company and its Subsidiaries as determined by the Committee or its designee, in the Committee’s or the designee’s sole and absolute discretion, as applicable, the Forfeiture Restrictions will lapse with respect to twenty percent (20%) of the Restricted Shares on the Restriction Lapse Date; an additional twenty percent (20%) of the Restricted Shares on the first anniversary of the Restriction Lapse Date; an additional twenty percent (20%) on the second anniversary of the Restriction Lapse Date; an additional twenty percent (20%) on the third anniversary of the Restriction Lapse Date; and the remaining twenty percent (20%) of the Restricted Shares on the fourth anniversary of the Restriction Lapse Date.  If the number of Restricted Shares with respect to which the Forfeiture Restrictions would lapse as of any particular anniversary of the Restriction Lapse Date results in the Forfeiture Restrictions lapsing with respect to a fractional Restricted Share, such installment will be rounded to the next whole Restricted Share, as determined by the Company, except the final installment, which will be for the balance of the Restricted Shares with respect to which the forfeiture restrictions have lapsed.

(e)           Death or Disability.  If Employee terminates service with the Company and its Subsidiaries as a result of Employee’s death or Disability, then, in addition to the Restricted Shares with respect to which the Forfeiture Restrictions have lapsed pursuant to paragraph (d) of this Section 3, Employee (or Employee’s estate) shall have a right to those

Restricted Shares with respect to which the Forfeiture Restrictions would lapse as of the anniversary of the Restriction Lapse Date next following the effective date of Employee’s termination of service with the Company and its Subsidiaries as a result of Employee’s death or Disability.

(f)            Change in Control.  If a Change in Control occurs during the term of this Agreement, the Forfeiture Restrictions will lapse with respect to one hundred percent (100%) of the Restricted Shares.

(g)           Dividend and Voting Rights.  Subject to the Forfeiture Restrictions contained in this Agreement, Employee shall have the rights of a stockholder with respect to the Restricted Shares, including the right to vote all such Restricted Shares, whether or not the Forfeiture Restrictions have lapsed with respect to such Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof.  Any dividends, cash or stock, paid or delivered on any of the Restricted Shares shall be credited to an account for the benefit of Employee.  In the event of the forfeiture of any Restricted Shares pursuant to this Section 3, Employee shall have no further rights with respect to such Restricted Shares, and Employee shall forfeit any dividends, cash or stock, credited to the account for the benefit of Employee which are related to the forfeited Restricted Shares.  To the extent the Forfeiture Restrictions lapse with respect to any of the Restricted Shares pursuant to this Section 3, all dividends, cash and stock, if any, credited to the account for the benefit of Employee shall be used, to the extent necessary, to satisfy any applicable federal, state and local income and employment tax withholding obligations under Section 6 of this Agreement.  To the extent any dividends, cash or stock, are not used to satisfy any applicable federal, state and local income and employment tax withholding obligations under Section 6 of this Agreement, such dividends, cash or stock, will be distributed to Employee.  The forfeiture of the Restricted Shares pursuant to this Section 3 shall not invalidate any votes given by Employee with respect to such Restricted Shares prior to forfeiture.

(h)           Evidence of Ownership.  Evidence of the Award of the Restricted Shares pursuant to this Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a stock certificate or certificates in the name of Employee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate. The Company may retain, at its option, the physical custody of any stock certificate representing any awards of Restricted Shares during the restriction period or require that the certificates evidencing Restricted Shares be placed in escrow or trust, along with a stock power endorsed in blank, until all Forfeiture Restrictions are removed or expire.  In the event the Award of the Restricted Shares is documented or recorded electronically, the Company and its authorized representatives shall ensure that Employee is prohibited from selling, assigning, pledging, exchanging, hypothecating or otherwise transferring the Restricted Shares while such shares are still subject to the Forfeiture Restrictions.

Upon the lapse of the Forfeiture Restrictions pursuant to this Section 3, the Company or, at the Company’s instruction, its authorized representative shall release those Restricted Shares with respect to which the Forfeiture Restrictions have lapsed.  The lapse of the Forfeiture

Restrictions and the release of the Restricted Shares shall be evidenced in such a manner as the Company and its authorized representatives deem appropriate under the circumstances.

At the Company’s request, Employee shall execute and deliver, as necessary, a stock power, in blank, with respect to the Restricted Shares, and the Company may, as necessary, exercise such stock power in the event of the forfeiture of any Restricted Shares pursuant to this Agreement, or as may otherwise be required in order for the Company to withhold the Restricted Shares necessary to satisfy any applicable federal, state and local income and employment tax withholding obligations pursuant to Section 6 of this Agreement.

4.             COMMUNITY INTEREST OF SPOUSE.  The community interest, if any, of any spouse of Employee in any of the Restricted Shares shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement.

5.             BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

6.             TAX MATTERS.

(a)           The lapsing of the Forfeiture Restrictions with respect to the Restricted Shares pursuant to Section 3 of this Agreement shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”).  By execution of this Agreement Employee shall be deemed to have authorized the Company, after taking into consideration any dividends, cash or stock, credited to an account for the benefit of Employee, as contemplated in paragraph (g) of Section 3, to withhold the Restricted Shares with respect to which the Forfeiture Restrictions have lapsed necessary to satisfy Employee’s Required Withholding, if any.  The amount of the Required Withholding and the number of Restricted Shares required to satisfy Employee’s Required Withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be based on the closing price of the Common Stock on the day the Forfeiture Restrictions lapse pursuant to Section 3 of this Agreement.  Notwithstanding the foregoing, the Company may require that Employee satisfy Employee’s Required Withholding, if any, by any other means the Company, in its sole discretion, considers reasonable.  The obligations of the Company under this Agreement shall be conditioned on such satisfaction of the Required Withholding.

(b)           Employee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Employee to review with Employee’s own tax advisors the federal, state, and local tax consequences of this Award.  Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Employee understands that Employee (and not the Company) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement.  Employee understands further that Section 83 of the Code, taxes as ordinary income the fair market value of the Restricted Shares with respect to which the Forfeiture Restrictions lapse pursuant to this Agreement.

7.             EMPLOYMENT AGREEMENT CONTROLS.  Notwithstanding any language in this Agreement to the contrary, to the extent of any conflict between this Agreement and any written employment agreement with Employee, the terms of such employment agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all as of the date first above written.

SALLY BEAUTY HOLDINGS, INC.

By:

Title:

Address:

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE SHARES SUBJECT TO THIS RESTRICTED STOCK AWARD SHALL REMAIN SUBJECT TO THE FORFEITURE RESTRICTIONS PROVIDED FOR IN THIS AGREEMENT AND THE FORFEITURE RESTRICTIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF EMPLOYEE’S SERVICE TO THE COMPANY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK AWARD).  EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON EMPLOYEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF EMPLOYEE’S SERVICE TO THE COMPANY.  Employee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Award subject to all of the terms and provisions hereof and thereof.  Employee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

DATED:	SIGNED:
EMPLOYEE